AMENDMENT NO. 2 TO

NONQUALIFIED STOCK OPTION AGREEMENT

This Amendment No. 2 to Nonqualified Stock Option Agreement (“Amendment”) is entered into as of this 1st day of April 2009 by and between Micron Enviro Systems, Inc., a Nevada corporation, and Bradley Rudman under the 2006C Stock Nonqualified Stock Option Plan.

RECITALS:

WHEREAS, the parties entered into the Nonqualified Stock Option Agreement, dated as of November 2, 2007 (“Option Agreement”) and first amendment occurred on October 31, 2008.  Capitalized terms not defined herein shall have the same meaning as set forth in the Option Agreement; and

WHEREAS, the parties desire to amend the Option Agreement as set forth herein.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intending to be legally bound, agree as follows:

1.  In exchange for Grantee’s promise of continued service in his capacity as a director and president of the Corporation, Section 1 of the Option Agreement shall be amended to decrease the exercise price to $0.006 per share.

2.  This Amendment may be executed in one or more counterparts, each of which shall constitute an original, and all such counterparts together shall constitute one and the same document.

3. Except as so expressly amended, the Option Agreement is ratified and confirmed by the parties and, as hereby amended, shall be deemed and construed as a single instrument in full force and effect; provided, however, in the case of any conflict or inconsistency between the terms of this Amendment and the terms of the prior Option Agreement, the terms of this Amendment shall control.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 to Option Agreement as of the date set forth above.

Micron Enviro Systems

Micron Enviro Systems, Inc.

  Bradley Rudman

By:

/s/ Stephen J. Amdahl

/s/ Bradley Rudman

Name:  Stephen J. Amdahl

Title:

Director